Exhibit 10.12(a)
EQT CORPORATION
20[___] INCENTIVE PERFORMANCE SHARE UNIT PROGRAM
EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 20[__] INCENTIVE PERFORMANCE SHARE UNIT PROGRAM (this “Program”), in accordance with the terms provided herein.
WHEREAS, the Company maintains certain long-term incentive award plans, including the EQT Corporation 20[__] Long-Term Incentive Plan (as amended from time to time, the “20[__] Plan”), for the benefit of its directors and employees, of which this Program is a subset; and
WHEREAS, in order to further align the interests of executives and key employees with the interests of the Company’s shareholders, the Company desires to provide long-term incentive benefits through this Program, in the form of awards qualifying as “Performance Awards” under the 20[__] Plan.
NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and its Affiliates and adopts the terms of this Program on the following terms and conditions:
1.Purpose. The main purpose of this Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company. Awards granted hereunder may be earned by achieving specified performance goals, are forfeited if defined performance levels are not achieved, and are subject to negative adjustment if, among other things, certain other performance measures are not attained. By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations. As a subset of the 20[__] Plan, this Program is subject to and shall be governed by the terms and conditions of the 20[__] Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the 20[__] Plan.
2.Effective Date. The effective date of this Program is [__], 20[__] (the “Effective Date”). This Program will remain in effect until payment following or in conjunction with the earlier of (a) [__], 20[__] or (b) the closing date of a Qualifying Change of Control pursuant to which all awards under this Program are paid in accordance with Section 6, unless otherwise amended or terminated as provided in Section 22. For purposes of this Program, a “Qualifying Change of Control” means a Change of Control (as then defined in the 20[__] Plan) unless (i) all outstanding Performance Share Units under this Program are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.
3.Eligibility. The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company and its Affiliates who shall be eligible to participate in this Program from those individuals eligible to participate in the 20[__] Plan. The CEO’s selections will become participants in this Program (the “Participants”) only upon approval by the Committee, comprised in accordance with the requirements of the 20[__] Plan (including, but not limited to, such individuals who are, or are expected to be, participants who are subject to Section 16 of the Exchange Act. In the event that an employee is hired by the Company or an Affiliate during the Performance Period (as defined in Section 5 below), the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in this Program; provided that the Committee must approve all new Participants to this Program, including Participants who are, or are expected to be, participants who are subject to Section 16 of the Exchange Act.
4.Incentive Performance Share Unit Awards. Awards under this Program are designated in the form of incentive performance share units (as adjusted from time to time in accordance with Section 15, the “Performance Share Units”), which are awards to be settled in shares of the Company’s common stock (“Common Stock”), as set forth in a Participant’s award agreement under this Program. Upon being selected to participate in this Program, each Participant shall be awarded a number of Performance Share Units, which award shall be proposed by the CEO and approved by the Committee. Unless otherwise indicated herein in a particular context, the term “Performance Share Units” includes any Dividend Units (as defined in Section 5 below) accumulated with respect to an award of Performance Share Units, as provided in Section 5. The Performance Share Units shall be held in bookkeeping accounts on behalf of the Participants and do not represent actual shares of Common Stock. A Participant shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits.
5.Performance Conditions and Determination of Awarded Shares.
(a)Subject to Section 7, the number of Shares to be distributed to a Participant will be based on the Company’s performance as measured against the performance measures set forth on Attachment A over the Performance Period (the “Performance Conditions”). For purposes of this Program, the “Performance Period” shall mean the period commencing on [__], 20[__] and continuing thereafter until the earlier of (A) [__], 20[__] and (B) the closing date of a Qualifying Change of Control event pursuant to which all awards under this Program are paid in accordance with Section 6.
(b)A Participant’s “Awarded Shares” shall be calculated by multiplying (i) the number of Performance Share Units outstanding as of the conclusion of the Performance Period (subject to such adjustments, if any, set forth in the Participant’s award agreement), by (ii) the payout factor calculated as set forth on Attachment A (the “Payout Factor”). If Performance Share Units are outstanding on the record date for dividends or other distributions with respect to the Company’s Common Stock, then if such dividends or distributions are paid on or before the payment date for the Participant’s award as determined in accordance with Section 6 below, the dollar value or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Share Units shall be converted into additional Performance Share Units in the Participant’s name (such additional Performance Share Units, the “Dividend Units”), based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid. Any Dividend Units shall be subject to the same performance conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate.
(c)Payments under this Program are expressly contingent upon achievement of the Performance Conditions.
6.Payment. Subject to Section 7 and except as provided in the remainder of this Section 6, each Participant’s Awarded Shares will be distributed in shares of Common Stock, as set forth in the Participant’s award agreement under this Program, no later than [__], 20[__]. Subject to Section 7, in the event of a Qualifying Change of Control, the Awarded Shares will be distributed in shares of Common Stock on the closing date of the transaction. Notwithstanding the first two sentences of this Section 6, the Committee may determine, in its discretion at any time and for any reason, to accelerate the payment of the Awarded Shares. No elections by any Participant shall be permitted with respect to the timing of any payments.
7.Change of Status. In making decisions regarding employees’ participation in this Program and the extent to which Awarded Shares are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, subject to the terms and provisions of (i) any written employment-related agreement that a Participant has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), if any, or (ii) if the Participant is an Executive Severance Plan Participant, the Executive Severance Plan, as provided therein with respect to such Participant, the following shall apply in the case of a Participant whose employment ceases prior to payment of the Awarded Shares:
(a)Termination after Change of Control. In the event of a Change of Control that is not a Qualifying Change of Control, as a condition to the vesting of any Performance Share Units pursuant to Section 9.01(i) of the Plan, a Participant will be required to timely execute and not revoke within any time period to do so a full release of claims in a form acceptable to the Company within 30 days of the termination. Failure to satisfy this condition will result in forfeiture of such unvested Performance Share Units.
(b)Qualifying Termination. If a Participant’s employment is terminated due to a Qualifying Termination, the Participant shall retain the opportunity to earn a pro-rata portion of his or her Performance Share Units determined by multiplying the number of such Participant’s Performance Share Units by a fraction, the numerator of which is the number of calendar days during the Performance Period the Participant was employed prior to the date of such termination and the denominator of which is the total number of calendar days of the Performance Period (the “Pro-Rata PSUs”), contingent upon (i) the Participant timely executing (and not revoking within any time provided to do so) a full release of claims in a form provided by the Company within 30 days of his or her termination or resignation, as applicable, and (ii) achievement of the Performance Conditions set forth in Section 5; provided that if a Participant’s employment is terminated voluntarily or such termination is a Qualifying Termination and, in either case, the Participant remains on the board of directors of the Company or any Affiliate whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, the Participant shall retain all of his or her

Performance Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, for as long as the Participant remains on such board of directors, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on such board.
(i) Solely for purposes of this Program, a “Qualifying Termination” shall mean (A) the involuntary termination by the Company (or, as applicable, its successor) of a Participant’s employment without Cause, (B) the voluntary termination of employment by a Participant due to Retirement or (C) such Participant’s Disability.
(ii) Solely for purposes of this Program, “Retirement” shall mean, with respect to a Participant, the Participant’s retirement as an employee of the Company or any of its Subsidiaries on or after reaching age 65 or such earlier age as may be otherwise determined by the Committee after at least ten (10) years of employment with the Company or any of its Subsidiaries.
(c)Death. If Participant’s employment is terminated due to Participant’s death, the Participant’s estate or beneficiary will retain all of his or her Performance Share Units, contingent upon the Participant’s estate or beneficiary timely executing (and not revoking within any time provided to do so) a full release of claims in a form provided by the Company within 60 days following the Participant’s death.
(d)Other Termination. If a Participant’s employment is terminated prior to the date on which the Performance Share Units are paid in accordance with Section 6 and such termination is not due to a Qualifying Termination, the Participant’s Performance Share Units shall be forfeited.
(e)Payment upon Termination after Change of Control, Qualifying Termination, or Death. If any of the events described in Sections 7(a) and 7(b) occurs, any Performance Share Units that are retained (i.e., the Pro-Rata PSUs) shall be payable at the time specified in Section 6. In the event of the Participant’s death as provided in Section 7(c), such Participant’s Performance Share Units that are retained shall be distributed to the Participant’s estate or beneficiary within 60 days following the Participant’s death in shares of Common Stock as set forth in the Participant’s award agreement under this Program, without giving effect to the Payout Factor. Notwithstanding any other provisions of this Program, Participants shall have no vested rights to any Performance Share Units prior to payment.
8.Administration of the Plan.
(a)The Committee has responsibility for all aspects of this Program’s administration, including:
(i) determining and certifying, in writing, the extent to which the Performance Conditions have been achieved prior to any payments under this Program,

(ii) ensuring that this Program is administered in accordance with its provisions and the 20[__] Plan,
(iii) approving Program Participants,
(iv) authorizing Performance Share Unit awards to Participants,
(v) adjusting Performance Share Unit awards to account for extraordinary events,
(vi) serving as the final arbiter of any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to this Program, and
(vii) maintaining final authority to amend, modify or terminate this Program at any time.
(b)Notwithstanding anything to the contrary in this Program, the Committee shall at all times retain the discretion with respect to all awards under this Program to reduce or eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this Program. The interpretation and construction by the Committee of any provisions of this Program or of any adjusted Performance Share Units shall be final. No member of the Committee shall be liable for any action or determination made in good faith on this Program or any Performance Share Units thereunder. The Committee may designate another party to administer this Program, including Company management or an outside party. All conditions of the Performance Share Units must be approved by the Committee. As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Performance Share Units to be awarded to each Participant. The associated terms and conditions of this Program will be communicated to Participants as close as administratively practicable to the date an award is made. The Participants will acknowledge receipt of the participant agreement and will agree to the terms of this Program in accordance with the Company’s procedures.
9.Limitation of Rights. The Performance Share Units do not confer to Participants or their beneficiaries, executors or administrators any rights as shareholders of the Company (including voting and other shareholder rights) unless and until shares of Common Stock are in fact registered to or on behalf of a Participant in connection with the payment of the Performance Share Units. Upon conversion of the Performance Share Units into shares of Common Stock, a Participant will obtain full voting and other rights as a shareholder of the Company.
10.Tax Consequences to Participants/Payment of Taxes.
(a)It is intended that (i) until the Performance Conditions are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 409A and 3121(v)(2) of the Code; (ii) the Awarded Shares shall be subject to employment taxes only upon the satisfaction of the Performance Conditions; and (iii) until the Awarded Shares are actually paid to a Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Performance Share Units within the meaning of Code Section 451 until the Awarded Shares are paid. By participating in this Program, the Participant acknowledges that there may be adverse tax consequences upon the vesting or payment of the award or the disposition of the underlying shares of Common Stock and that the Participant has been advised, and hereby is advised, to consult a tax advisor. Each Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
(b)The Company or any Affiliate employing the Participant (the “Employer”) has the authority and the right to deduct or withhold, or require a Participant to remit to the Employer, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s portion of any payroll tax obligation) required by law to be withheld with respect to any taxable event arising as a result of an award under this Program. With respect to withholding required upon any taxable event arising as a result of this award, the Employer shall satisfy the tax withholding required by withholding shares of Common Stock from such shares otherwise issuable pursuant to this award having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld.
11.Recoupment Policy. Any shares of Common Stock distributed or amounts paid to a Participant under this Program, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed to a Participant under this Program, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company’s board of directors or any committee of such board, to the extent such policy is applicable to this Program and the Participant.
12.Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Performance Share Units, and any attempt to do so shall be void.
13.Impact on Benefit Plans. Payments under this Program shall not be considered as earnings for purposes of the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates unless specifically provided for and defined under such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.
14.No Right to Continued Employment, Service or Awards. Nothing in this Program, including the grant of the Performance Share Units, shall confer upon the Participant any right to continued employment by, or any continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity, to terminate such employment or other service relationship at any time. The grant of the Performance Share Units under this Program is a one-time benefit that was made at the sole discretion of the Company and does not create any legal, contractual or other rights to receive any Performance Share Units or other awards or any payment or benefits in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future grant of the Performance Share Units or other awards will be granted at the sole discretion of the Company. Any amendment, modification, or termination of this Program shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company or any Affiliate, or any other entity, for any reason whatsoever.
15.Successors and Assigns; Changes in Stock. The Company may assign any of its rights under this Program without the Participant’s consent. All obligations of the Company under this Program shall be binding on and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Common Stock, or extraordinary distribution to holders of Common Stock, each Participant’s Performance Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.
(a)In the case of a Change of Control, any obligation under this Program shall be handled in accordance with the terms of Sections 5 and 6 hereof. In any case not constituting a Change of Control in which the Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Shares shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded and (ii) there shall be substituted for each Performance Share Unit constituting an award the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable. In the case of any such adjustment, the Performance Share Units shall remain subject to the terms of this Program and the 20[__] Plan.
16.Miscellaneous Definitions.
(a)“Executive Severance Plan” means that certain EQT Corporation Executive Severance Plan established effective May 19, 2020, as may be amended from time to time. For the avoidance of doubt, reference to a severance or similar agreement in the Plan includes the Executive Severance Plan with respect to any Executive Severance Plan Participant.
(b)“Executive Severance Plan Participant” means an individual who is, at the relevant time, a Participant under the Executive Severance Plan (with the definition of “Participant” for this purpose being set forth in Article II of the Executive Severance Plan).
17.Notice. Except as may be otherwise provided by the 20[__] Plan or determined by the Committee and communicated to a Participant, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five (5) business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to a Participant, at such Participant’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Corporate Director, Compensation and Benefits.
18.Dispute Resolution. Any dispute regarding the payment of benefits under this Program or the 20[__] Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
19.Applicable Law. This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.
20.Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
21.Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.
22.Amendment or Termination of this Program. This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that this Program is no longer meaningful in relation to the Company’s strategy. Notwithstanding the foregoing, (a) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that the Company may amend this Program from time to time without any Participant’s consent to the extent deemed to be necessary or appropriate, in its sole discretion, to effect compliance with Code Section 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants, (b) no amendment may alter the time of payment as provided in Section 6 of this Program and (c) no amendment may be made following a Change of Control.